Exhibit 10.1

January 27, 2009

Richard B. Brewer

President and Chief Executive Officer

ARCA biopharma, Inc.

8001 Arista Place, Suite 200

Broomfield, CO 80021

Re:	Executive Severance Benefit

Dear Mr. Brewer:

Congratulations on the successful completion of the merger. As you are aware, consummation of the merger constitutes a “Change in Control” under the terms of the Nuvelo, Inc. Executive Change in Control and Severance Benefit Plan, as amended August 1, 2007 (the “Plan”). In connection with the merger, I have resigned from my position as General Counsel and Secretary of Nuvelo, Inc. (now known as ARCA biopharma, Inc., or the “Company”), but have agreed to remain as the Company’s Chief Financial Officer and Treasurer for a transitional period ending March 31, 2009 (the “Transition Period”), during which time, I agree to assist with the preparation and filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008 and to assist management with planning, finance, financial reporting and other corporate governance matters (collectively, the “Duties”). Notwithstanding these Duties, my change in function constitutes a “Constructive Termination” pursuant to the terms of the Plan. As a result, I am now entitled to “Change in Control Severance” benefits under the Plan, but agree (a) to defer the effective date of the “Constructive Termination” and my rights to receive severance benefits under the Plan until the expiration of the Transition Period and (b) to perform the Duties summarized above during the Transition Period, in consideration of the Company’s agreeing as follows:

1. Upon satisfactory completion of the Duties, at the end of the Transition Period, the Company shall pay me in lump sum a retention bonus of $50,000 (net of applicable withholdings).

2. Concurrently with the payment of the retention bonus, the Company shall pay me in lump sum an amount equal to 50% of the aggregate “Base Severance Benefit” and “Bonus Severance Benefit” that I am owed under the Plan (net of applicable withholdings). The Company shall pay me the balance of the “Base Severance Benefit” and “Bonus Severance Benefit” that I am owed under the Plan by no later than September 30, 2009 (net of applicable withholdings).

3. The Company shall pay all other benefits (net of applicable withholdings) to which I am owed under the Plan as if the effective date of the Constructive Termination is March 31, 2009.

Please acknowledge your agreement to the foregoing by countersigning in the space below. All the best.

Sincerely,

/s/ Lee Bendekgey
Lee Bendekgey

Agreed to this 2nd day of February, 2009:

ARCA BIOPHARMA, INC.

By:	/s/ Christopher D. Ozeroff
Name: Christopher D. Ozeroff
Title: Executive Vice President Business
Development and General Counsel